FINANCIAL INVESTORS VARIABLE INSURANCE TRUST

1290 Broadway, Suite 1100

Denver, Colorado 80203

January 27, 2011

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Financial Investors Variable Insurance Trust Registration Statement on Form N-14 1933 Act File No. 333-171281 1940 Act File No. 811-21987

Ladies and Gentlemen:

Pursuant to Rule 461 of the Securities Act of 1933, as amended, the undersigned registrant, Financial Investors Variable Insurance Trust, and the undersigned distributor, ALPS Distributors, Inc., each hereby requests that the effectiveness of the above-referenced registration statement be accelerated to January 28, 2011, at 2:00 p.m. (Eastern time), or as soon thereafter as practicable.

If you have any questions, please call David Buhler at (720) 917-0864.

Very truly yours,

FINANCIAL INVESTORS VARIABLE INSURANCE TRUST
/s/ David T. Buhler
By: David T. Buhler
Title: Secretary

ALPS DISTRIBUTORS, INC.
/s/ Thomas A. Carter
By: Thomas A. Carter
Title: President